Exhibit 99.1

Dorian LPG Ltd. Announces Bridge Loan Agreement And Repayment Of Secured Bank Debt Facility
STAMFORD, Conn., June 9, 2017 /PRNewswire/ -- Dorian LPG Ltd. (NYSE: LPG) (the "Company" or "Dorian LPG"), a leading owner and operator of modern and ECO very large gas carriers ("VLGCs"), today announced that the Company has entered into a $97.0 million bridge loan agreement with DNB Capital LLC (the "Bridge Loan").  The proceeds of the Bridge Loan were used to repay the remaining outstanding debt of $98.6 million under the Company's secured bank debt facility with Royal Bank of Scotland plc (the "RBS Loan Facility") for $94.7 million and to pay fees and expenses associated with the transaction.  As part of the refinancing, $6.0 million of cash previously restricted under the RBS Loan Facility was released as unrestricted cash for use in operations.
John Hadjipateras, Chairman and Chief Executive Officer of the Company, stated: "We continue to actively strengthen our balance sheet and increase our financial flexibility. We will remain proactive in our financial and commercial activities to maximize Dorian's ability to participate in the continuing favorable developments in the global LPG market with the consistent goal of creating shareholder value."
Ted Young, Chief Financial Officer of the Company, added, "We are very pleased to have concluded the refinancing of the RBS facility with DNB and thank them for their ongoing support. After finalizing this bridge loan and the amendment to our 2015 debt facility that was announced last week, we are well positioned to both manage through a market trough and take advantage of opportunities that the market may present."
Repayment of the principal amount of the Bridge Loan is due on or before August 8, 2018 (the "Maturity Date") and accrues interest on the outstanding principal amount at a rate of LIBOR plus 2.50% for the period ending December 7, 2017; LIBOR plus 4.50% for the period from December 8, 2017 until March 7, 2018; LIBOR plus 6.50% for the period March 8, 2018 until June 7, 2018, and 8.50% from June 8, 2018 until the Maturity Date. The Bridge Loan does not have any scheduled amortization payments.
The 2017 Bridge Loan contains customary covenants that require us to maintain adequate insurance coverage, properly maintain the vessels and to obtain the lender's prior consent before changes are made to the flag, class or management of the vessels. The 2017 Bridge Loan includes customary events of default, including those relating to a failure to pay principal or interest, breaches of covenants, representations and warranties, a cross-default to other indebtedness and non-compliance with security documents, and customary restrictions from paying dividends if an event of default has occurred and is continuing, or if an event of default would result therefrom. The financial covenants are substantially similar to those in the Company's amended $758 million debt financing facility entered into in March 2015.
About Dorian LPG Ltd.
Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs. Dorian LPG currently owns and operates 22 modern VLGCs. Dorian LPG has offices in Stamford, Connecticut, USA, London, United Kingdom and Athens, Greece.
Visit our website at www.dorianlpg.com
Forward-looking Statements
This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's belief regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Actual results may differ, possibly materially, from those anticipated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect future results, see the discussion in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, under the heading "Risk Factors." The Company does not assume any obligation to update the information contained in this press release.
For further information:
Dorian LPG Ltd.
Ted Young
Chief Financial Officer
(203) 674-9900
IR@dorianlpg.com